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                         CONSENT OF INDEPENDENT AUDITORS

To the Interestholders and Board of Trustees of Master Investment Portfolio:

We consent to the use of our report dated February 9, 2001 on the statement of assets and liabilities, including the portfolio of investments, of S&P 500 Index Master Portfolio, a series of Master Investment Portfolio, as of December 31, 2000, and the related statement of operations, statements of changes in net assets and financial highlights for each of the years or periods presented in the annual report, incorporated by reference herein.

We also consent to the reference to our firm under the heading, "Financial Statements" in the statement of additional information.

                                                                    /s/ KPMG LLP

Boston, Massachusetts
April 30, 2002